Exhibit 10.40

AGREEMENT

This Agreement (the "Agreement") is entered into as of April 12, 2005, by and between EnerDel, Inc. ("EnerDel") and Enerstruct, Inc. ("Enerstruct").

RECITALS:

        Whereas, EnerDel is interested in having Enerstruct further develop Enerstruct’s high rate Li-Ion Battery technology, and Enerstruct is willing to: (i) prove its concept for this technology by producing a working prototype of a 20C Li-Ion Battery; and (ii) enter into exclusive technology transfer agreement with EnerDel which includes certain technical milestone performance requirements for Enerstruct (including a 20C “Sellable” cell and a 40C “Sellable” cell – “Sellable” meaning marketable at a price acceptable in the market for such cells, at a cost that yields a profit), and scale-up plan. Major points regarding the terms and conditions of technology transfer are described on the attached Exhibit A (“Technology Transfer Agreement Terms and Conditions”), which will further be separately negotiated and engaged by both parties, if EnerDel and Enerstruct decide to pursue such agreement.

        Whereas, EnerDel is interested in obtaining the technical assistance of Enerstruct engineers in optimizing its Primary and Secondary battery manufacturing facilities in Fort Lauderdale and Indianapolis, respectively, and developing a pilot line using NanoEner’s Vapor Deposition and Solidification (VDS) process.

        Whereas, Enerstruct would hire four well experienced engineers who will speed up development of high rate Li-Ion battery technology and assist EnerDel in optimizing its Primary and Secondary battery manufacturing facilities, and developing a pilot line using NanoEner’s VDS process

        NOW THEREFORE, in consideration of the agreements set forth herein and other consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.     Payment. Concurrently with the execution of this Agreement EnerDel will make payment in immediately available funds to Enerstruct in the amount of US$1,000,000 as prepaid engineering services fee, which would be non-refundable.

2.     Engineering Services. Enerstruct shall provide the services of its two engineers (the “Enerstruct Engineers”) to EnerDel commencing on April 2005. Enerstruct will hire four more engineers whose services will be made available to EnerDel from May 2005 onwards.

    A.        Enerstruct will create sample cells using its above-described technology and conduct successful testing on these cells, using Enerstruct equipment to be installed in EnerDel’s Florida facilities.

    B.        Under the direction of Dr. Peter Novak, assist EnerDel in optimizing EnerDel’s Primary and Secondary battery cell manufacturing facilities in Fort Lauderdale and Indianapolis, respectively.

    C.        Under the direction of, Dr. Peter Novak, Inc assist NanoEner in developing a pilot line using its VDS process.

    D.        Under the direction of Dr. Peter Novak, assist EnerDel in making plans for utilizing Enerstruct’s high rate Li-Ion Battery technology on a production scale.

3.     Dispatching Enerstruct’s Engineers. Enerstruct will dispatch its engineers to EnerDel’s facilities for 360 man-days in total for two engineers as an accumulated period to stay at EnerDel’s facilities in Florida, or 1.5 years from date of signing this agreement, whichever comes earlier. At no additional cost to EnerDel, Enerstruct will also dispatch its four additional engineers to EnerDel as services are required, as determined by Dr. Peter Novak. The services provided by the additional four engineers will be credited toward the above 360 man days requirement. All costs related to such engineers staying in US, as well as others to support the purpose in Japan, shall be borne by Enerstruct.

4.     Limits on EnerDel’s Obligations. Under no circumstances shall EnerDel’s obligations under or in connection with this Agreement exceed the payment by EnerDel of the $1 million payment described in Section 1 hereof, unless and until the entire EnerDel board of directors (including Delphi Corporation representatives thereon) has approved any such increase in obligations, in the form of a separate written agreement between EnerDel and Enerstruct, setting for the specific terms of any such additional obligations and the consideration therefor.

5.     Miscellaneous Provisions.

    A.        Reasonable Efforts. The parties hereto shall each use their reasonable best efforts to promptly take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or appropriate to satisfy and make effective the actions contemplated by this Agreement.

    B.        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

    C.        Successors and Assigns. This Agreement and all provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns; provided, however, that neither this Agreement nor any right, interest, or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties.

    D.        Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements both written and oral, among the parties or any of them with respect to the subject matter hereof.

    E.        Amendments and Waivers. This Agreement maybe amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto.

    F.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to choice of law principles.

    G.        No Third-Party Beneficiaries. Except as expressly contemplated in this Agreement, nothing in this Agreement is intended to confer upon any person other than the parties hereto any rights or remedies of any nature whatsoever.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf effective as of the 12th day of April, 2005.

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EnerDel, Inc. BY: /S/ Dr. Peter Novak —————————————— Dr. Peter Novak Chief Technology Officer	Enerstruct, Inc BY: /S/ —————————————— Name:______________________________ Its:______________________________

Exhibit A

“Technology Transfer Agreement Terms and Conditions”

Technology

High-rate Li-Ion battery which will have over 20C continuous discharge rate

Objective

To transfer the technology and know-how under PCT No. 030-536PCT (Patent Pending), together with detailed designs of pilot lines capable of producing 10,000 cells / month and complete mass production plan.

Exclusive manufacturing right

Both EnerDel and Enerstruct will hold the worldwide exclusive manufacturing rights.

1)	If EnerDel decides not to use this technology, EnerDel and Enerstruct will jointly agree to license this technology to third parties and equally share in resulting royalties. However, if the third party decides to use the technology which is related only to Enerstruct’s patent pending technology and not for pilot production technology which EnerDel and Enerstruct jointly developed, only Enerstruct will be entitled to receive any royalties resulting from such transaction.

2)	If each of the parties or either party decides to establish a joint manufacturing company with a third party, any royalty which is generated by this joint manufacturing company will be equally shared between EnerDel and Enerstruct. The profit to such company after paying royalties to EnerDel and Enerstruct would be shared with all shareholders on prorata base.

License fee

The 1 million payment referred to in Section 1 hereof, payable at the time of signing this Agreement provides for 1st phase completion, which includes providing to EnerDel a 20C sample that meets performance, safety and life requirements listed in Appendix A hereto, plus a battery Bill Of Materials for such unit and process specifications and plans for the pilot line to manufacture said battery.

After completion of the 1st phase, EnerDel may, at its option, ask Enerstruct to proceed to the 2nd phase, which includes providing to EnerDel a 40C sample that meets performance, safety and life requirements listed in Appendix A hereto and the related battery Bill Of Materials. Upon completion of the 2nd phase, EnerDel would make a subsequent $1 million license fee payment to Enerstruct.

Royalty

1.5% of net sales, in case of sales of cells or 1.0% of net sales, in case of sales of battery packs

Minimum royalty

US$2mil / year

This will be credited towards current and future years’ royalties.

Product distribution rights

Enerstruct will have the sole right to import all batteries utilizing the technology described under “Technology” in this Exhibit A that are produced by EnerDel into Asian Countries.

Joint development agreement

Enerstruct shall have the exclusive right to enter into a joint development agreement or other collaboration with Nissan and / or university or national laboratories all over the world.

Others

Enerstruct agrees to make available to EnerDel, on a most-favored customer basis, any other technology of Enerstruct related to high-rate technologies (other than the technology licensed under this Exhibit A).

If EnerDel decides to sell any equipment designed by Enerstruct, Enerstruct would have first refusal right to purchase it.

Enerstruct and EnerDel would discuss potential arrangements for partial equity ownership by Enerstruct in EnerDel once Enerstruct successfully completes the 1st phase milestone, but EnerDel shall have no obligations in this regard, except as set forth in a definitive agreement approved by EnerDel’s entire board of directors (including its Delphi Corporation representatives) and, if required, the shareholders of EnerDel.